Exhibit 99.3

Consent of Director Nominee

Community Healthcare Trust Incorporated (the “Company”) is filing a Registration Statement on Form S-11 (Registration No. 333-           ) (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of shares of common stock, $0.01 par value per share, of the Company.  In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended and supplemented from time to time.   I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

/s/ Alfred Lumsdaine
Name:	Alfred Lumsdaine